THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘‘ACT’’). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

CONVERTIBLE NOTE

March , 2006	$

CREATIVE ENTERPRISES INTERNATIONAL, INC. , a Nevada corporation (the ‘‘Company’’ or the ‘‘Maker’’) hereby promises to pay to                  (the ‘‘Holder’’) the sum of                  Dollars ($             ) (the ‘‘Principal’’) on the earlier of (i) March  , 2007 (the ‘‘Maturity Date’’), and (ii) the date on which there is an acceleration pursuant to the terms of this Convertible Note (the ‘‘Note’’), and to pay interest on the Principal, which shall accrue at the rate of 10% per annum (except as provided in Section 1.3), calculated for the actual number of days the Principal is outstanding and interest is accrued and unpaid based on a 360-day year, in accordance with the terms hereof. Such payment shall be made in lawful money of the United States of America at such address as the Holder shall hereafter give to the Maker by written notice made in accordance with the provisions hereof.

The following terms apply to this Note:

ARTICLE I
ACCELERATION; INTEREST; PREPAYMENT

1.1  Acceleration of Maturity Date.   Subject to Article III of this Note, the Principal and accrued and unpaid Interest shall become immediately due and payable upon the occurrence of an Event of Default (as defined herein), which event shall be deemed an Acceleration Date.

1.2 Payment of Interest.   Payment of accrued Interest on the Principal shall be paid in cash in full on the Maturity Date or such earlier date on which the Principal is paid to the Holder or on which the Note is converted pursuant to the terms hereof. Notwithstanding the foregoing, unless previously converted in full in accordance with Section 2 hereof and so long as the Interest Shares (as defined below) are covered by an effective registration statement providing for the resale thereof, the accrued but unpaid interest on this Note may be paid, at the sole option of the Company, in cash or in shares (the ‘‘Interest Shares’’) of Common Stock, par value $.001 per share, of the Company, upon at least ten (10) days’ prior written notice (the ‘‘Interest Share Notice’’). In such event, the holder of this Note shall be entitled to receive that number of Interest Shares equal to (i) the then-accrued but unpaid interest of this Note divided by the average closing price for the five (5) consecutive trading days ending not more than three (3) days prior to the date of the Interest Share Notice. All payments made by the Maker on this Note shall be applied first to the payment of accrued and unpaid Interest on this Note and then to the reduction of the unpaid principal balance of this Note. Payments of Principal and Interest shall be deemed made on the date such payment is deposited or, if mailed, on the date deposited in the mail with proper postage and addressed to the Holder at the address shown on the records of the Company, or such other address as provided to the Maker in writing by the Holder. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and Interest shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

1.3  Prepayment.   The principal of and accrued interest on this Note may be prepaid in full or in part, at any time without premium or penalty. If this Note is called for prepayment pursuant this Section 1.3, the Company shall give written notice to the Holder not less than ten (10) days nor more than sixty (60) days prior to the date the Company intends to effect the prepayment (the ‘‘Prepayment Date’’), setting forth the prepayment price to be paid, instructions for presentation of the Notes for prepayment and the Prepayment Date. The Holder shall, upon receipt of notice of prepayment, cause this Note to be timely delivered to the Company at its principal offices. If on or before the Prepayment Date all funds necessary to pay for the Notes to be prepaid shall have been set aside by the Company for the benefit of such Holders, then, on and after such date, notwithstanding that any Note subject to prepayment shall not have been surrendered for prepayment, the obligation evidenced by all Notes not surrendered for prepayment shall be deemed no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the right of the holder of each Note subject to prepayment to receive the prepayment amount to which he would be entitled upon receiving notice of prepayment. Holders may convert their Notes pursuant to Article II of this Note during the period from the date of notice of prepayment until 5:00 p.m. Eastern Time on the business day immediately prior to the Prepayment Date.

1.4 Holder Deemed Owner.   The registered Holder hereof may be deemed the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Maker, for the purpose of receiving payment hereof or thereof or on account hereof and for all other purposes) and the Maker shall not be affected by notice to the contrary.

ARTICLE II
CONVERSION RIGHTS; CONVERSION PRICE

2.1 Voluntary Conversion by Holder.   The Holder shall have the right prior to the date on which this Note is paid in full, to convert, in connection with a Subsequent Financing (as defined below), any part of the outstanding Principal amount of this Note into fully paid and non-assessable securities issued in such Subsequent Financing (‘‘Conversion Securities’’) at the Conversion Price (as defined below) determined as provided herein. Promptly after the surrender of this Note, accompanied by a Notice of Conversion of Convertible Note in the form attached hereto as Exhibit 1, properly completed and duly executed by the Holder (a ‘‘Conversion Notice’’), the Maker shall issue and deliver to or upon the order of the Holder that number of Conversion Securities for the amount of this Note converted, as shall be determined in accordance herewith. The Company shall provide 10 business days’ prior written notice of the anticipated closing date of the Subsequent Financing. The term ‘‘Subsequent Financing’’ shall mean the closing of a sale of equity or debt securities by the Company or any Subsidiary (as defined herein), or series of closings, as part of the same transaction, of equity or debt securities within a period of three months during the term of this Note which occurs prior to the Maturity Date.

2.2 The number of Conversion Securities to be issued upon each conversion of this Note shall be determined by dividing (i) the amount of Principal to be converted by (ii) the Conversion Price (as defined below) in effect on the date the Conversion Notice is delivered to the Maker by the Holder.

2.3 Conversion Price.   The Conversion Price shall be equal to the sale price of the securities sold by the Company in the Subsequent Financing, subject to adjustment from time to time upon the happening of certain events (the ‘‘Conversion Price’’), as set forth below.

2.4 Reclassification, Consolidation or Merger.   At any time while this Note remains outstanding, in case of any consolidation or merger of the Company with or into another corporation (other than a merger with another corporation in which the Company is a continuing corporation and which does not result in any reclassification or change, other than a change in par value, or from par value to no par value per share, or from no par value per share to par value, or as a result of a subdivision or combination Common Stock), or in the case of any sale or transfer to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company, or such successor or purchasing corporation, as the case may be, shall, without payment of any additional consideration therefor, execute new Notes providing that the holders of the Notes shall have the right to exercise such new Notes (upon terms not less favorable to the holders than those then applicable to the Notes) and to receive upon such exercise, in lieu of the Conversion Securities theretofore issuable upon conversion of the Notes, the kind and amount of shares of stock, other securities, money or property receivable upon such consolidation, merger, sale or transfer by the Holder of such Conversion

Securities issuable upon conversion of the Notes had the Notes been converted immediately prior to such consolidation, merger, sale or transfer. Such new Notes shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article II. The provisions of this Section 2.4 shall similarly apply to successive consolidations, mergers, sales and transfers.

2.5 Method of Conversion.   Except as otherwise provided in this Note or agreed to by the Holder, this Note may be converted by the Holder pursuant to its conversion rights set forth in Section 2.1 in whole at any time or in part (provided such partial conversion is at least $10,000) as follows. In the event of a Holder electing to exercise its conversion rights, submitting to the Maker a Conversion Notice (by facsimile dispatched on the Conversion Date and confirmed by U.S. mail or overnight mail service sent within two business days thereafter) and surrendering this Note with the mailed confirmation of the Conversion Notice at the principal office of the Maker. Upon a partial conversion of this Note, a new Note containing the same date and provisions as this Note shall be issued by the Maker to the Holder for the balance due hereunder which shall not have been converted.

2.6 Restrictions on Securities.   This Note has been issued by the Maker pursuant to the exemption from registration under the Securities Act of 1933, as amended (the ‘‘Act’’). Neither this Note nor the Conversion Securities issuable upon conversion of this Note may be offered, sold or otherwise transferred unless (i) they first shall have been registered under the Act and applicable state securities laws or (ii) the Maker shall have been furnished with an opinion of legal counsel (in form, substance and scope reasonably acceptable to Maker) to the effect that such sale or transfer is exempt from the registration requirements of the Act. Each certificate for Conversion Securities issuable upon conversion of this Note that have not been so registered and that have not been sold pursuant to an exemption that permits removal of the applicable legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘‘ACT’’). THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

2.7 Reservation of Securities.   The Company shall at all times have authorized and reserved, for the purpose of issuance, a sufficient number of shares of Conversion Securities to provide for the issuance of Conversion Securities underlying the then outstanding aggregate Principal and Interest amount of the Notes.

ARTICLE III
EVENTS OF DEFAULT

3.1 Default.   If one or more of the following events shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the due and punctual payment of the Principal of, or Interest on this Note or any other Note when and as the same shall become due and payable, whether at the Maturity Date, the Acceleration Date or otherwise and continuance of such default for a period of 20 days;

(b) The Company makes, or consents to, an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due;

(c) An order, judgment or decree is entered adjudicating the Company or any Subsidiary bankrupt or insolvent;

(d) The Company or any Subsidiary, petitions or applies to any tribunal for the appointment of a trustee or receiver of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or a Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or hereafter in effect;

(e) Any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary, and the Company or any Subsidiary by any act indicates its approval thereof, consent or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days;

(f) Any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days;

(g) Any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company which requires the divestiture of in excess of 25% of the consolidated assets of the Company and its Subsidiaries, or the divestiture of the stock of a Subsidiary and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

(h)  The dissolution of Maker or any material Subsidiary of Maker or any vote in favor thereof by the board of directors and shareholders of Maker or any material Subsidiary of Maker;

and the holders of the holders of not less than 50% of principal amount of the Note outstanding at the time (the ‘‘Majority Holders’’) shall have given fifteen (15) days prior written notice to the Company by certified or registered mail, return receipt requested (or such longer period of time as may be specified for any particular subsection of this Section 3.1), and the Company shall not have cured the default within such applicable time period, then an event of default shall be deemed to have occurred (herein called, after the giving of such notice as is applicable, an ‘‘Event of Default’’).

3.2 Upon the occurrence of any Event of Default described in Sections 3.1, and so long as such Event of Default shall not have been remedied, the holder of this Note, by notice in writing to the Company, may declare the principal of this Note then outstanding and the interest accrued thereon if not already due and payable, to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note contained to the contrary notwithstanding.

ARTICLE IV
MISCELLANEOUS

4.1 Failure or Indulgency Not Waiver.   No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2 Notices.   Any notice herein required or permitted to be given shall be in writing and may be personally served or delivered by courier or sent by United States mail and shall be deemed to have been given upon receipt if personally served (which shall include telephone line facsimile transmission) or sent by courier or three (3) days after being deposited in the United States mail, certified, with postage pre-paid and properly addressed, if sent by mail. For the purposes hereof, the address of the Holder shall be as shown on the records of the Maker; and the address of the Maker shall be 461 Park Avenue South, Suite 303, New York, New York 10016. Both the Holder and the Maker may change the address for service by delivery of written notice to the other as herein provided.

4.3 Amendment Provision.   This Note and any provision hereof may be amended only by an instrument in writing signed by the Maker and the Holder.

4.4 Assignability.   This Note shall be binding upon the Maker and its successors and assigns and shall inure to be the benefit of the Holder and its successors and assigns; provided, however, that so long as no Event of Default has occurred, this Note shall only be transferable in whole or in increments of $10,000 subject to the restrictions contained in the restrictive legend on the first page of this Note.

4.5 No Recourse.   Each Note is issued upon the express condition, to which each successive holder expressly assents and by receiving the same agrees, that no recourse under or upon any obligation, covenant or agreement of the Notes, or for the payment of the Principal of, or premium, if any, or the Interest on, a Note, or for any claim based on a Note, or otherwise in respect hereof, shall be had against any incorporator or any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, whether by virtue of the constitution, statute or rule of law or by any assessment or penalty or otherwise howsoever, all such individual liability being hereby expressly waived and released as a condition of and as a part of the consideration for the execution and issue of the Notes; provided, however, that nothing herein shall prevent enforcement of the liability, if any, of any stockholder or subscriber to capital stock upon or in respect of capital stock not fully paid.

4.6 Waiver of Demand.   Maker hereby expressly waives demand and presentment for payment notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any legal action or remedy to collect amounts called for hereunder.

4.7 Cost of Collection.   If default is made in the payment of this Note, the Maker shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

4.8 Governing Law.   This Note shall be governed by the internal laws of the State of New York, without regard to conflicts of laws principles. The parties hereto hereby submit to the exclusive jurisdiction of the state or federal courts located in the City of New York, in the State of New York with respect to any dispute arising under this Note.

4.9 Suits for Enforcement and Remedies.   If any one or more Events of Default shall occur, the Holder may proceed to (i) protect and enforce Holder’s rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the Holder. No right or remedy herein or in any other agreement or instrument conferred upon the Holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

4.10 Denominations.   At the request of the Holder, upon surrender of this Note, the Maker shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $10,000 as the Holder shall request.

4.11 Replacement of Note.   Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Maker, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Maker, at its expense, will execute and deliver, in lieu thereof, a new Note of like tenor.

4.12 Withholding Tax.   The Holder of this Note agrees to bear the cost of any U.S. withholding tax on interest payable under this Note.

4.13 Investment Purpose.   The Holder of this Note, by acceptance hereof, agrees that this Note is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Note or the Conversion Securities issuable upon the conversion of this Note except under circumstances that will not result in a violation of the Act or any applicable state securities laws or similar laws relating to the sale of securities.

4.14 Severability.   In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

4.15 Interest Rate.   If any interest rate specified herein is held to be impermissible, then the rate charged on the indebtedness represented hereby shall be reduced to the highest rate then permitted by law.

4.16 Headings.   The headings of the sections of this Note are inserted for convenience only and do not affect the meaning of such section.

IN WITNESS WHEREOF, the Maker has caused this Note to be executed this   day of March, 2006.

[SEAL]	CREATIVE ENTERPRISES INTERNATIONAL, INC.
By:
Name: Christopher Durkin Title:Chief Executive Officer

Exhibit 1

NOTICE OF CONVERSION
OF CONVERTIBLE NOTE

TO: [                                            ]

1. Pursuant to the terms of the attached Convertible Note (the "Note"), the undersigned hereby elects to convert $              principal amount of the Note into Conversion Securities of Creative Enterprises International, Inc. (the "Maker"). Capitalized terms used herein and not otherwise defined herein have the respective meanings provided in the Note.

2. Please issue a certificate or certificates for the number of Conversion Securities into which such principal amount of the Note is convertible in the name(s) specified immediately below or, if additional space is necessary, on an attachment hereto:

Name	Name

Address	Address

SS or Tax ID Number	SS or Tax ID Number

3. In the event of partial exercise, please reissue an appropriate Note(s) for the balance that shall not have been converted.

4.  The undersigned represents and warrants that (i) all of the requirements of the Securities Act of 1933, as amended (the "Act"), applicable to the undersigned have been complied with by the undersigned and (ii) the undersigned has not engaged in any transaction or series of transactions that is a part of or a plan or scheme to evade the registration requirements of the Act.

Date: ______________________________	Signature of Registered Holder (Must be signed exactly as name appears in the Note. The signature must be notarized.)